UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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DEL FRISCO’S RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEL FRISCO’S RESTAURANT GROUP, INC.

930 S. Kimball Avenue, Suite 100

Southlake, Texas 76092

April 18, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc. The Annual Meeting will be held on Tuesday, May 21, 2013, at 10:30a.m., local time, at CityPlace Conference Center (Turtle Creek I meeting room) located at 2711 N. Haskell Avenue, Dallas, Texas 75204.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2013 Annual Meeting of Stockholders and Proxy Statement.

In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2012, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2012 Annual Report on Form 10-K on the Company’s website at www.dfrg.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card. See “About the Annual Meeting — How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,
Mark S. Mednansky
Chief Executive Officer

DEL FRISCO’S RESTAURANT GROUP, INC.

930 S. Kimball Avenue, Suite 100

Southlake, Texas 76092

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on May 21, 2013

The Proxy Statement and accompanying Annual Report to Stockholders are available at investor.dfrg.com/annuals.cfm

TIME AND DATE	10:30 a.m., local time, on Tuesday, May 21, 2013

LOCATION	CityPlace Conference Center — Turtle Creek I meeting room 2711 N. Haskell Avenue Dallas, Texas 75204

ITEMS OF BUSINESS	1. To elect the three directors named in the Proxy Statement to hold office until the 2016 annual meeting;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

3. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The stockholders of record at the close of business on April 17, 2013, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

DEL FRISCO’S RESTAURANT GROUP, INC.

930 S. Kimball Avenue, Suite 100

Southlake, Texas 76092

PROXY STATEMENT

We are providing these proxy materials in connection with the 2013 Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2012 Annual Report on Form 10-K were first mailed to stockholders on or about April 19, 2013. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Del Frisco’s Restaurant Group,” “our company,” “the Company,” “us,” “we” and “our” refer to Del Frisco’s Restaurant Group, Inc. and its consolidated subsidiaries.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2013 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the three directors named in the Proxy Statement to hold office until the 2016 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

3.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Bradley P. Boggess, Samuel D. Loughlin and Jeffrey B. Ulmer as directors; and

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 17, 2013 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 23,794,667 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

Lone Star Fund V (U.S.), L.P., which we refer to in this Proxy Statement, along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities), as Lone Star Fund, holds approximately 55.0% of the Company’s common stock through LSF5 Wagon Holdings, LLC, our controlling stockholder, or Wagon. Lone Star Fund has indicated that it will vote its shares in favor of the director nominees named in this Proxy Statement, and in favor of Proposal 2. If Lone Star Fund votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to elect the nominees and adopt the other proposal set forth in this Proxy Statement.

How Do I Vote by Proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Samuel D. Loughlin and Mark S. Mednansky as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, brokers do not have the discretion to vote on the uncontested election of directors.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect three directors to serve on the Board of Directors. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than 13 directors with the exact number to be determined from time to time by resolution adopted by resolution of the Board of Directors. The Board currently consists of nine directors. The Company’s Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II and III presently end at the annual meetings in 2013, 2014 and 2015, respectively. Each class currently has three directors.

The Board of Directors has nominated Bradley P. Boggess, Samuel D. Loughlin and Jeffrey B. Ulmer for election as Class I directors for three-year terms expiring at the 2016 annual meeting. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the three nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR all Nominees

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP, or Ernst & Young, to audit the consolidated financial statements of the Company as of December 31, 2013, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Certificate of Incorporation nor the Company’s bylaws require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may, nonetheless, retain Ernst & Young as the Company’s independent registered public accountants. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2013. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2013

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board on the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “— Committees of the Board of Directors — Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board of Directors and its committees.

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2012 Annual Report on Form 10-K for biographical information pertaining to the Company’s executive officers and other key employees.

Nominees

Name and Experience	Age	Class

Bradley P. Boggess has served as a member of our Board of Directors since December 2012. Mr. Boggess has been a Director of Hudson Americas, LLC, an affiliate of ours, and Lone Star Fund since June 2011. His responsibilities include identifying investment opportunities, managing acquisition processes, and driving portfolio company performance. Mr. Boggess’s asset management responsibilities include Lone Star Fund’s grocery and restaurant assets. Prior to joining Hudson Americas, Mr. Boggess worked as a turnaround and restructuring advisor with AlixPartners, a leading management consulting and turnaround services firm, from May 2007 to June 2011. Mr. Boggess is a former Armor Officer in the United States Army.

Mr. Boggess’ background as a management consultant, turnaround advisor and private equity executive in a wide range of industries, including the retail industry, allows him to assist the Board in understanding and addressing the wide variety of issues it faces. His responsibilities for Lone Star Fund’s restaurant companies, including our company, also provide Mr. Boggess with a working knowledge of our business and operations.

	40	I

Samuel D. Loughlin has served as a director and Chairman of the Board since July 2012. Mr. Loughlin is currently a Managing Director of Lone Star U.S. Acquisitions, LLC, an affiliate of ours and Lone Star Fund, where he focuses on originations initiatives. Previously, from 2008 to 2011, he served in various capacities at Hudson Americas, LLC, an affiliate of ours and Lone Star Fund, with responsibility for its retail and restaurant operating companies, in addition to leading teams in special originations initiatives. Mr. Loughlin joined Hudson Americas in 2008 and focused on asset management, origination and monetization strategies of a number of assets. Mr. Loughlin has more than 13 years of finance and legal experience, including mergers and acquisitions, financing, private equity investment, originations and asset management transactions. Prior to joining Hudson Americas, Mr. Loughlin was a Partner of CCG Venture Partners, a private equity firm with real estate, operating company and securities holdings, where he was responsible for legal	40	I

Name and Experience	Age	Class

oversight, deal structuring, asset evaluation, acquisitions and sales. Previously, Mr. Loughlin was an attorney in the Business and Corporate Securities Group at Vinson & Elkins LLP, where he supported clients in venture capital and mezzanine financing transactions, private and public securities offerings, mergers and acquisitions, management buyouts and debt financing transactions.

Mr. Loughlin has significant experience with the strategic, financial and operational requirements facing companies in the restaurant and related industries, allowing him to guide the Board in analyzing, shaping, and overseeing our execution of important operational and policy issues. His responsibilities for Lone Star Fund’s restaurant companies, including our company, also provide Mr. Loughlin with a working knowledge of our business and operations.

Jeffrey B. Ulmer has served as a member of the Board of Directors since December 2012. Mr. Ulmer has served as a Managing Director of Hudson Advisors, LLC, an affiliate of ours, and Lone Star Fund since February 2012. His responsibilities include portfolio management for the Corporate investment platform. Prior to joining Hudson, from April 2006 to February 2012, Mr. Ulmer was associated with CIT Group Inc., where he established a global centralized workout group in response to federal regulatory demands to address over $4 billion of stressed investments. Prior to working with CIT, Mr. Ulmer was employed by GE Capital, where he held a variety of senior capital markets, risk, and credit roles, from 2000 to 2005.

Mr. Ulmer brings more than 25 years of experience in corporate valuation, underwriting and asset management, and brings specific expertise in retail and franchise finance. His extensive capital markets experience also allows him to make valuable contributions with respect to our capital structure and financing and investing activities. This experience is also helpful in forming and maintaining relationships with investors.

	49	I

Continuing Directors

Name and Experience	Age	Class

Norman J. Abdallah has served as a member of the Board of Directors since July 2012. Mr. Abdallah served as a member of our Advisory Board from March 2011 to July 2012. Mr. Abdallah has served as the Chief Executive Officer of Romano’s Macaroni Grill, a privately-held restaurant concept, from 2010 through April 2013. Mr. Abdallah has also served as a member of the Board of Directors of California Pizza Kitchen, Inc. since 2011. Prior to joining Romano’s Macaroni Grill, Mr. Abdallah served as Chief Executive Officer of Restaurants Unlimited Inc., a privately-held multi-concept restaurant company, from 2009 to 2010. Prior to joining Restaurants Unlimited, Mr. Abdallah served as the Chief Executive Officer and Co-Founder of Fired Up, Inc., the parent company of U.S.-based casual dining concept Carino’s Italian, from 1997 to 2008.

Mr. Abdallah brings extensive knowledge of the restaurant industry to the Board of Directors from his experience with a number of national restaurant concepts. In addition, Mr. Abdallah’s service as a chief executive officer of various other restaurant holding companies contributes valuable management experience to the Board’s collective knowledge. His prior service on the Company’s Advisory Board also provides Mr. Abdallah with a working knowledge of the Company’s business and operations.

	50	III

David B. Barr has served as a member of the Board of Directors since July 2012. Mr. Barr served as a member of the Company’s Advisory Board from 2008 to July 2012. Mr. Barr has been the Chairman of the Board of Directors of PMTD Restaurants LLC and its affiliates, a franchisee of KFC since 1998. Mr. Barr has also been Chairman of the board of directors of Rita Restaurant Corp., the owner and operator of Don Pablo’s Mexican Restaurants and Hops Grill and Brewery since 2008, in addition to having served on the board of the prior owner. Mr. Barr also serves on the boards of directors of Mrs. Fields Original Cookies, Inc. (owner of the Ms. Fields and TCBY brands), and Charles & Colvard Ltd., and was previously the Chairman of the board of directors of	49	II

Name and Experience	Age	Class

Samuels Jewelers, Inc. from 2000 to 2006. From 1994 to 2008, Mr. Barr served as the Chief Financial Officer and then Chief Executive Officer of the Great American Cookie Company, a franchisor and operator of cookie stores. Mr. Barr began his career with Price Waterhouse in 1986 where he worked until 1991 when he left to join the finance department of Pizza Hut, Inc. Mr. Barr was a licensed certified public accountant in the State of Georgia and a member of the American Institute of Certified Public Accountants from 1991 to 2003. Mr. Barr currently sits on the board of directors of International Franchise Association and the advisory board of the McIntire School of Commerce at the University of Virginia.

Mr. Barr brings extensive knowledge of the restaurant industry to the Board of Directors from his experience with a number of restaurant and retail concepts. His board service for various companies, including as chairman, provides valuable insight to the Board regarding the dynamics and interactions of a board of directors. Mr. Barr’s financial background assists the Board in understanding their responsibilities for our public company reporting of financial information. His prior service on the Company’s Advisory Board also provides Mr. Barr with working knowledge of the Company’s business and operations.

Jodi L. Cason has served as a member of the Board of Directors since July 2012. Ms. Cason is the Senior Vice President of Corporate Finance and Investor Reporting for Hudson Advisors, LLC, an affiliate of ours and Lone Star Fund. Ms. Cason has worked for Hudson Advisors since 2000. Her responsibilities include the oversight of, and global coordination for, the financial reporting requirements of the Limited Partners, General Partner and Co-investment Partners of Lone Star Fund, including Hudson Advisors and its subsidiaries. Prior to 2000, Ms. Cason worked in the Investor Relations group of Lone Star Fund, focusing on the analysis of, and reporting on, the trends and projections of cash flows impacting both the Limited Partners and General Partner of Lone Star Fund. She began her career at KPMG in the Assurance Services group.

Ms. Cason’s background and extensive expertise in financial markets, financing and other funding operations provides the Board of Directors with insight regarding investing, accounting and other financial reporting matters. Her tenure at KPMG assists the Board in taking responsibility for our public company reporting of financial information.

	39	II

Richard L. Davis has served as a member of our Board of Directors since July 2012. Mr. Davis served as a member of our Advisory Board from 2011 to July 2012. Mr. Davis has also served as a member of the board of directors of Bi-Lo Holdings, LLC, a 207-unit grocery company also controlled by Lone Star Fund, since 2011. Mr. Davis’ 40 year business career has been devoted to managing and developing various businesses in retail, printing services and the restaurant and entertainment industries. Mr. Davis was the founder and owner of Main Street Crossing, a restaurant and live entertainment venue, JoeAuto, a chain of auto repair shops, Extreme Logic, a software training company and Night-Rider Overnight Copy Service, a printing business. Mr. Davis was the CEO of CCG Venture Partners from 1992 to 2010 and served in an Advisory Board capacity in 2011 for Del Frisco’s.

Mr. Davis’ extensive experience in business development across a wide range of industries allows him to provide insight to the Board of Directors regarding developing and implementing strategies for growing our business. His prior service on the Company’s Advisory Board also provides Mr. Davis with working knowledge of the Company’s business and operations.

	60	III

John R. Kinzer has served as a member of the Board of Directors since July 2012. Mr. Kinzer has been a Director of Hudson Americas, LLC, an affiliate of ours, and Lone Star Fund since October 2008. Mr. Kinzer is responsible for a number of real estate and growth initiatives across Lone Star Fund’s investments. Prior to joining Hudson, Mr. Kinzer served as Chief Investment Officer for Provident Realty Advisors, a privately-held owner, developer and manager of a broad range of real estate assets, from December 2006 to October 2008 and was responsible for operations, capital	45	II

Name and Experience	Age	Class

markets and finance for both the real estate and the oil and gas platforms. Prior to joining Provident, Mr. Kinzer served as the Director of Acquisitions for Milestone Group, a real estate investment advisor, from March 2005 to December 2006, where he had responsibility for acquisitions and capital markets activities. From 2000 to 2004, Mr. Kinzer was a Partner with TriVest Residential and acted as the company’s Chief Investment Officer. Prior to his tenure with TriVest, Mr. Kinzer was a Senior Acquisition Manager for the Archon Group in Dallas, Texas. Prior to Archon, Mr. Kinzer also served in various capacities for the Archon Group, JPI Development and the J.E. Robert Companies.

Mr. Kinzer brings broad experience in both finance and asset management to the Board of Directors. His involvement with Lone Star Fund’s restaurant companies, including our company, also provides Mr. Kinzer with a working knowledge of our business and operations. Mr. Kinzer also has extensive experience in real estate matters, which are a significant aspect of our business and growth prospects for the future.

Mark S. Mednansky has served as Chief Executive Officer since March 2007 and has served as a member of our Board of Directors since July 2012. Prior to becoming our Chief Executive Officer in December 2006, Mr. Mednansky served in senior management roles with Lone Star Steakhouse & Saloon, Inc. From 2005 until March 2007, Mr. Mednansky was the Chief Operating Officer of several Lone Star Steakhouse & Saloon restaurant concepts, including Del Frisco’s and Sullivan’s. Mr. Mednansky also served as Vice President of Operations of the Del Frisco’s and Sullivan’s concepts from 2000 to 2005 and President of the Texas Land & Cattle concept from 2003 to 2006. Mr. Mednansky has over 35 years of restaurant industry experience and 25 years of experience as a senior operations manager. Prior to joining Lone Star Steakhouse & Saloon, Inc., he was Director of Operations for Big Four Restaurants from 1997 to 1998, Director of Culinary Services for Dial Corp. from 1990 to 1997 and Area Manager for Big Four Restaurants from 1985 to 1990.

As our Chief Executive Officer, Mr. Mednansky brings a deep understanding of the Company’s business, industry, operations and strategic plan to the Board of Directors. Mr. Mednansky also has extensive institutional knowledge gained through his more than 12 years of experience with the Del Frisco’s and Sullivan’s concepts. In addition, Mr. Mednansky’s other senior leadership and restaurant experience enables him to provide valuable insight and guidance to the Board on our industry as a whole. Mr. Mednansky’s Board service also provides a direct open channel of communication between the Board and senior management.

	55	III

Meetings of the Board of Directors

The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held five meetings in fiscal 2012, all of which occurred between the closing of the Company’s initial public offering in connection with which the Company was converted into a corporation and the end of fiscal 2012. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of stockholders. The Annual Meeting will be the Company’s first annual meeting of stockholders.

Director Compensation

Following the completion of our initial public offering, we began to pay an annual retainer of $15,000 per year to each independent director for his or her services, with an additional $15,000 annual fee for service as the chairperson of the Board or any of the Board’s committees. For 2012, these fees were pro-rated from July 26, 2012, the date of our initial public offering, to the end of our 2012 fiscal year. We also pay our independent directors an additional fee of $1,500 for each meeting attended in person and $250 for each meeting attended telephonically. Upon the consummation of our initial public offering, each of our independent directors also received an option to purchase 18,000 shares of our common stock, vesting in four equal installments from the first anniversary of the date of grant.

Our non-independent directors, other than Mr. Mednansky, did not receive any compensation for their services to the Company. Mr. Mednansky did not receive any compensation for his services as a director. However, his compensation for services rendered as our Chief Executive Officer is disclosed in the Summary Compensation table below.

Director Compensation Table

The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended December 25, 2012.

Name	Fees earned or paid in cash ($)(1)	Option Awards ($)(2)	All other Compensation(3)	Total
Norman J. Abdallah	12,000	86,760	1,500	100,260
David B. Barr	19,500	86,760	48,750	155,010
Richard L. Davis	12,250	86,760	23,000	122,010

(1)	These amounts represent all meeting attendance fees and the pro-rated annual retainer earned by each director after our initial public offering as well as Mr. Barr’s pro-rated annual fee for his service as the chairman of our audit committee,
(2)	These amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, or ASC Topic 718, for options awarded in 2012 to our independent directors. See note 15 in the notes to our consolidated financial statements for the year ended December 25, 2012 included in our Annual Report on form 10-K filed with the SEC on February 26, 2013, or the 2012 10-K. Each independent director was granted an option to purchase 18,000 shares at an exercise price of $13.00 per share, vesting in four equal installments on each of July 26, 2013, July 26, 2014, July 26, 2015 and July 26, 2016. As of December 25, 2012, all of these grants remained unvested and outstanding.
(3)	These amounts reflect the aggregate fees earned for services on our Advisory Board prior to the date of our initial public offering.

Controlled Company Exemption

Because Lone Star Fund controls more than 50% of our common stock, we are a “controlled company” within the meaning of the NASDAQ corporate governance standards. Accordingly, we have availed ourselves of the “controlled company” exception available under the NASDAQ rules which eliminates certain requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors. In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the NASDAQ rules. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the SEC and the NASDAQ rules with respect to our audit committee within the applicable time frame.

Director Independence

The Board of Directors has affirmatively determined that each of Messrs. Abdallah, Barr and Davis is independent under NASDAQ rules. NASDAQ’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.

Board Leadership Structure

The Company’s Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by a non-executive Chairman, Mr. Loughlin. The Board has determined that having Mr. Loughlin serve as Chairman provides significant advantages to the Board, as it allows Mr. Mednansky to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our company’s needs and our Board of Directors’ assessment of our leadership structure from time to time.

In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities will include such responsibilities delegated thereto by the Board, and may also include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director shall have the authority to call executive sessions of the independent directors.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Committees of the Board of Directors

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors. The charters are available on the Company’s website at www.dfrg.com by following the links to “Investor Relations” and “Governance” or upon written request to the Company, as set forth under “Corporate Governance — Availability of Documents” below.

Audit Committee — The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board of Directors. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

During fiscal 2012, the Audit Committee was comprised of three members, Ms. Cason and Messrs. Barr and Davis, with Mr. Barr serving as chair. The Board of Directors has determined that each of Messrs. Barr and Davis is independent, as defined under and required by the federal securities laws and the NASDAQ rules. The Board of Directors has determined that Mr. Barr qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee has the financial sophistication required under NASDAQ rules. The Company is relying on the exemption set forth in SEC rule 10A-3(b)(1)(iv)(A) that provides for a one-year transition period before the audit committee of a newly public company is required to be comprised solely of independent directors; however, the Company does not believe its reliance on this exemption materially adversely affects the ability of the Audit Committee to act independently because the Audit Committee has been comprised of a majority of independent directors since the initial public offering. The rules of the SEC and NASDAQ require us to have a fully independent Audit Committee within one year of the date of the effectiveness of the registration statement filed in connection with our initial public offering and the listing of our common stock, respectively. The Audit Committee held two meetings during fiscal 2012 following its formation in connection with our initial public offering.

Compensation Committee — The primary responsibilities of the Compensation Committee are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. The Compensation Committee also administers and has discretionary authority over the issuance of stock awards under the Company’s 2012 Long-Term Incentive Plan, or the 2012 Plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under the 2012 Plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock option, restricted stock and other forms of stock-based compensation.

During fiscal 2012, the compensation committee was comprised of three members, Mses. Melissa S. Hubbell and Jennifer R. Lamprecht and Mr. Abdallah, with Ms. Hubbell serving as chair. Following Mses. Hubbell and Lamprecht’s resignations from the Board on December 31, 2012, the Compensation Committee was comprised of Messrs. Abdallah, Boggess and Ulmer, with Mr. Boggess serving as chair. As discussed under “— Controlled Company Exemption” above, for so long as we are a controlled company, we are not required to have a compensation committee comprised of independent directors under NASDAQ rules. The Board has nonetheless determined that Mr. Abdallah is independent under NASDAQ rules. The Compensation Committee held one meeting in fiscal 2012 following its formation in connection with our initial public offering.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, Mses. Hubbell and Lamprecht and Mr. Abdallah served as members of our Compensation Committee. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors. For a description of the transactions between us and members of the compensation committee, and entities affiliated with such members, see the transactions described under “Certain Relationships and Related Party Transactions” below.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The committee makes recommendations to the Board of Directors regarding director candidates and assists the Board of Directors in determining the composition of the Board and its committees. During fiscal 2012, the Nominating and Corporate Governance Committee was comprised of three members, Messrs. Davis, Kinzer and Loughlin, with Mr. Loughlin serving as chair. As discussed under “— Controlled Company Exemption” above, for so long as we are a controlled company, we are not required to have a nominating and governance committee comprised of independent directors under NASDAQ rules. The Board has nonetheless determined that Mr. Davis is independent under NASDAQ rules. The Nominating and Corporate Governance Committee held no meetings in fiscal 2012 following its formation in connection with our initial public offering.

Committee Charters — The Board of Directors has adopted formal charters for each of its three standing Committees. These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company.

Contacting the Board of Directors

You can contact the Board of Directors to provide comments, to report concerns, or to ask a question, at the following address: Corporate Secretary, Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Ave., Suite 100, Southlake, TX 76092. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group through our corporate webpage, www.dfrg.com, by following the lines to “Investor Relations,” “Corporate Governance” and “Contact the Board.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the Securities and Exchange Commission, or the SEC, and the NASDAQ Global Select Market, or NASDAQ. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.

The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board of Directors;

•	The composition of the Board of Directors, including size and membership criteria;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisors;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.

Codes of Ethics

In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest, and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.dfrg.com.

Availability of Documents

The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct, the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and the other corporate governance materials described in this Proxy Statement are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.dfrg.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake, Texas 76092, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2012 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2012 for filing with the SEC.

David B. Barr, Chair

Jodi L. Cason

Richard L. Davis

Audit and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated.

	2012	2011
Audit fees	$410,085	$331,164
All other fees	684,138	243,279

Total	$1,094,223	$574,443

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

All Other Fees — Consist of fees for professional services provided in connection with the preparation of the initial public offering and subsequent offerings of the Company’s stock as well as the registration of the Company’s long-term equity compensation plan.

Pre-Approval Policies and Procedures

In connection with our initial public offering, the Board of Directors has adopted a written policy for the pre-approval of certain audit and non-audit services which Ernst & Young provides. The policy balances the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

EXECUTIVE COMPENSATION

Overview

The compensation provided to our Chief Executive Officer and our two other most highly compensated executive officers during fiscal 2012, or collectively, the Named Executive Officers, is set forth in detail in the tables and narratives that follow this section.

Our Named Executive Officers for fiscal 2012 were:

•	Mark S. Mednansky, Chief Executive Officer;

•	Thomas J. Pennison, Jr., Chief Financial Officer; and

•	Thomas G. Dritsas, Corporate Executive Chef.

The Company does not directly employ any individuals. All of our corporate-level employees, including our Named Executive Officers, are employed and compensated by Center Cut Hospitality, Inc., a direct, wholly-owned subsidiary of the Company, or CCH. Nevertheless, our Board of Directors has retained final oversight and responsibility with respect to the compensation provided to the employees of CCH. The compensation of our executive officers is determined by our Compensation Committee and approved by the Board of Directors.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers and paid by CCH during the fiscal years ended December 27, 2011 and December 25, 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark S. Mednansky	2012	400,000	—	918,210	200,000	997,486	2,515,696
Chief Executive Officer	2011	400,000	200,000	—	200,000	80,840	880,840

Thomas J. Pennison, Jr.	2012	250,000	—	409,700	125,000	516,027	1,300,727
Chief Financial Officer	2011	35,577	—	—	17,170	7,210	59,957

Thomas G. Dritsas	2012	202,448	15,426	72,300	79,574	70,759	440,507
Corporate Executive Chef	2011	191,077	9,900	—	79,200	46,302	326,479

(1)	Amounts represent discretionary adjustments to the executive’s annual cash incentive bonus program payouts.
(2)	Amount represents the aggregate grant date fair value, calculated in accordance with ASC Topic 718, for awards of options. See note 15 in the notes to our consolidated financial statements for the year ended December 25, 2012 included in the 2012 10-K.
(3)	Amount represents payments made under the Company’s annual cash incentive bonus program described in greater detail under “— Narrative to Summary Compensation Table — Non-Equity Incentive Plan Awards” below.
(4)	Individual breakdowns of amounts included in “All Other Compensation” for the fiscal year ended December 25, 2012 are as follows:

Name	Company Matching Contributions to Deferred Compensation Plan ($)	Health and Life Insurance Premiums ($)	Car Benefits ($)	Relocation Allowance ($)	Transaction Bonus ($)(A)	Total All Other Compensation ($)
Mark S. Mednansky	59,231	17,991	—	—	920,264	997,486
Thomas J. Pennison, Jr.	12,287	11,146	12,462	—	480,132	516,027
Thomas G. Dritsas	28,748	11,196	—	30,815	—	70,759

(A)	Amount represents transaction bonus payments made to Messrs. Mednansky and Pennison by Wagon. See “— Narrative to Summary Compensation Table — Payments in Connection with Public Offerings” below.

Narrative to Summary Compensation Table

Employee Agreements — All of our Named Executive Officers have either an employment agreement or a letter agreement.

Mr. Mednansky — Pursuant to a February 7, 2011 employment agreement entered into between CCH and Mr. Mednansky, Mr. Mednansky’s annual base salary is set at $400,000. This salary is subject to review by the Board of Directors annually in the first quarter of each year and may be increased at the Board’s discretion. In addition, pursuant to this employment agreement, Mr. Mednansky is entitled to participate in all bonus compensation plans, in accordance with the terms of such plans. The target level for his annual bonus is to be set at least 50% of his annual salary, but entitlement to any such bonus and the amount of any bonus actually paid to Mr. Mednansky is to be determined by the Board in its good faith discretion. For each of 2011 and 2012, Mr. Mednansky’s target bonus level was set at 50% of his annual base salary. Mr. Mednansky’s employment agreement also provides for certain perquisites, including an automobile allowance of up to $1,000 per month or use of a Company car, Company-paid medical and life insurance and reimbursement of relocation costs incurred in connection with his transfer to the Company’s headquarters in Southlake, Texas. In addition, Mr. Mednansky participates in the Company’s Transaction Bonus Plan, as further discussed below under “— Payments in Connection with Public Offerings — Transaction Bonuses.”

Mr. Pennison — On October 17, 2011, Mr. Pennison entered into an employment agreement to serve as the Company’s Chief Financial Officer. Pursuant to the employment agreement, Mr. Pennison is entitled to a base salary of $250,000 and participation in the Company’s annual incentive plan, with a potential target bonus level set at 50% of his annual base salary, subject to achievement of various performance criteria, and further subject to the Board’s discretion. Pursuant to his employment agreement, Mr. Pennison is entitled to certain other benefits, including Company-paid life and health insurance benefits, an automobile allowance not to exceed $1,000 per month and reimbursement for up to $50,000 of relocation and temporary living expenses in connection with his relocation to Southlake, Texas. In addition, Mr. Pennison is entitled to participate in the Company’s Transaction Bonus Plan, as further discussed below under “— Payments in Connection with Public Offerings — Transaction Bonuses.”

Mr. Dritsas — Effective January 4, 2012, Mr. Dritsas and CCH entered into an employment agreement. Under this agreement, Mr. Dritsas is entitled to an annual base salary of $198,000 per year. Following his year-end review, Mr. Mednansky recommended an increase in Mr. Dritsas’ base salary to $208,000, which the Compensation Committee approved effective November 21, 2012. He is also entitled to participate in all bonus compensation and stock plans which are specifically applicable to the Corporate Executive Chef. Accordingly, Mr. Dritsas participates in the Company’s annual bonus plan described below. For 2011 and 2012, Mr. Dritsas’ potential performance bonus targets were set at 40% of his annual salary. Although not provided pursuant to his written employment agreement, Mr. Dritsas is also entitled to an automobile allowance and Company-paid life and health insurance benefits. In addition, in 2012 Mr. Dritsas received $30,815 to cover relocation expenses incurred in connection with his move from North Carolina to Texas.

Equity Incentive Plan Awards — Each of our Named Executive Officers participated in our 2012 Plan during the fiscal year ended December 25, 2012. As described below in the “Outstanding Equity Awards at 2012 Year End” table, following our initial public offering, Mr. Mednansky was granted an option to purchase 190,500 shares, Mr. Pennison was granted an option to purchase 85,000 shares and Mr. Dritsas was granted an option to purchase 15,000 shares. Each of these options has an exercise price of $13.00 per share of common stock, which was equal to the initial public offering price. Each of these grants was made on July 26, 2012 and each award will vest in four equal installments on each of the first four anniversaries of the date of grant, subject to the holders’ continued employment with the Company.

Non-Equity Incentive Plan Awards — We have an annual cash incentive bonus program in which certain corporate-level employees of the Company and its subsidiaries, including CCH, participate. Under this program, all participants, including our Named Executive Officers, are eligible to receive an annual performance-based bonus equal to a target percentage of their annual salary, based upon their corresponding level of individual responsibility within the organization. Whether an individual’s target is achieved depends upon whether various financial performance metrics tied to each individual’s responsibilities (such as adjusted EBITDA, revenue, food costs, etc.) are satisfied. Mr. Mednansky then recommends a discretionary upward or downward adjustment to each individual’s target bonus (other than his own) based upon such individual’s overall performance and contributions over the prior year. Mr. Mednansky’s recommendations are reviewed by the Compensation Committee, which retains final discretion in determining the amount of any bonuses actually paid.

Pursuant to his February 7, 2011 employment agreement, Mr. Mednansky’s annual target bonus opportunity under the Company’s current bonus compensation plan is at least 50% of his annual base salary, but entitlement to any such bonus actually paid to Mr. Mednansky is to be determined by the Board in its good faith discretion. Pursuant to Mr. Pennison’s October 17, 2011 employment agreement, he is eligible for a target annual incentive plan bonus of 50% of his annual base salary, subject to achievement of various performance criteria, and further subject to the Board’s discretion. Messrs. Dritsas’ target bonus amount was set at 40% of his base salary for both 2011 and 2012.

We determine performance measures and their associated weightings for each executive based on such executive’s areas of primary responsibility and ability to influence the Company’s financial results.

For 2012, bonuses were determined for each of Messrs. Mednansky, Pennison and Dritsas, in whole or in part, as applicable, based on achievement of targets for both adjusted EBITDA and achievement of certain revenue targets. In addition, for Mr. Dritsas, funding was also based, in part, on the achievement of additional measures tied to his specific responsibilities, including successful development of a playbook and set of recipes for our restaurant concepts and managing our cost of food sales as a percentage of total revenues.

The Compensation Committee determined that each Named Executive Officer achieved his respective quantitative and qualitative targets under the annual incentive plan for 2012, which resulted in a payout of target bonus amounts of $200,000 for Mr. Mednansky, $125,000 for Mr. Pennison and $79,574 for Mr. Dritsas. In addition, the Compensation Committee approved a $15,426 discretionary upward adjustment to Mr. Dritsas’ annual cash incentive bonus program payout for 2012 in recognition of his valuable contributions to our corporate performance results.

Payments in Connection with Public Offerings

LSF5 Wagon Holdings, LLC Class B and Class C Interests — Lone Star Fund provided long-term incentives to Mr. Mednansky by allowing him to purchase Class B interests in Wagon, the Company’s controlling stockholder, and by granting equity incentive awards in the form of Class C Interests in Wagon. Mr. Mednansky acquired Class B and Class C Interests in 2007 pursuant to a subscription agreement. The Class B Interests were fully vested upon issuance and have a stated return, but do not participate in any increase in the value of our business. The Class C Interests, however, were designed to enable Mr. Mednansky to participate in any appreciation of our business by conditioning a portion of the vesting on the achievement of certain performance targets. As of December 31, 2011, Mr. Mednansky was 100% vested in his Class C interests.

Mr. Mednansky’s Class C Interests entitle him to 3.5% of Wagon’s total value in excess of amounts used to pay a 12% preferred return on Class A and Class B Interests and return of all members’ unrecovered capital contributions. However, as discussed below under “— Transaction Bonuses,” if Mr. Mednansky receives, over time, transaction bonuses with an aggregate value greater than the value of his Class C Interests at of the time of any liquidation of Wagon, then, pursuant to his transaction bonus agreement with Wagon discussed under “— Transaction Bonuses” below, Mr. Mednansky’s Class C interests will not have any value or be entitled to any payment upon any such liquidation.

Additionally, pursuant to a February 14, 2011 letter agreement between Wagon and Mr. Mednansky, in the event of a public offering or a secondary public offering of the Company after which Wagon’s direct or indirect ownership of the Company’s common equity is 50% or less or in the event of a sale of the Company, Mr. Mednansky may require Wagon to purchase his Class B interests in Wagon for $ 350,000 minus all distributions of available cash paid to him on any date before the transaction is consummated. This payment is conditioned upon Mr. Mednansky’s execution of a release and that he is employed by CCH on the payment date (which may be 75 days after the relevant offering or sale is consummated).

Transaction Bonuses — Messrs. Mednansky and Pennison are also eligible pursuant transaction bonus agreements with Wagon dated October 21, 2011 and October 17, 2011, respectively, to receive transaction bonuses payable by Wagon in connection with certain change of control transactions, provided that the executive is employed by CCH on the date the applicable transaction is consummated, or the Transaction Date.

Upon the occurrence of an eligible transaction, Mr. Mednansky is entitled to receive 45%, subject to a 5% increase in the Company’s sole and absolute discretion, of a total bonus pool calculated based on the valuation of the Company, net of any borrowed money. Mr. Pennison is entitled to receive 20%, subject to a 5% increase in the Company’s sole and absolute discretion, of this bonus pool. The total bonus pool is calculated based on a formula set forth in the transaction bonus agreements. In the case of a qualified public offering, the value of the bonus pool will be reduced pro rata to reflect Wagon’s outstanding direct or indirect ownership interest in the Company immediately following such offering.

Although entitled to a $960,264 transaction bonus in connection with the Company’s initial public offering, Mr. Mednansky requested a reduced transaction bonus amount of $920,264 from Wagon, with the understanding that the excess would be contributed to CCH, to be paid as discretionary bonuses to other employees involved in the initial public offering transaction. Mr. Pennison received a $480,132 transaction bonus in connection with the initial public offering. However, under the transaction bonus agreements, if Messrs. Mednansky and Pennison are entitled to bonus payments in connection with a qualified public offering and Wagon or its successors maintains any direct or indirect ownership interest in the Company following such offering, as occurred with respect to the Company’s initial public offering (and the Company’s recently completed secondary public offering), then Messrs. Mednansky and Pennison will be eligible for additional, future transaction bonus payments from Wagon in the event of subsequent qualified secondary public offerings until Wagon no longer has any direct or indirect ownership interest in the Company. In order to receive these subsequent payments, Messrs. Mednansky and Pennison must (i) remain employed with CCH or any successor or acquirer of the Company’s business; (ii) not breach or violate the terms of their employment agreements or any other obligation to the Company; (iii) execute and deliver to the Company a release and award termination instrument; and (iv) have been entitled to transaction bonuses with respect to prior secondary offerings, if any.

In addition, if Messrs. Mednansky and Pennison remain actively employed by CCH at all times until April 26, 2014 (i.e., 21 months after the date of our initial public offering), do not breach their employment agreement or any other obligation to the Company during this 21-month period and do not terminate their employment for Cause, as defined under “— Severance and Change of Control Agreements — Mr. Mednansky” below, or voluntarily resign where cause exists, they will not forfeit their respective rights to any transaction bonus in connection with a qualified secondary offering solely because they are not actively employed by CCH on the Transaction Date of such secondary offering.

Furthermore, if at any time Wagon’s direct or indirect interest in the Company is greater than zero but less than 50%, Wagon will have the right to pay Messrs. Mednansky and/or Pennison a bonus in lieu of the secondary offering transaction bonuses described above, according to a formula included in the transaction bonus agreements. Following the exercise of Wagon’s right, no transaction bonus will be payable with respect to any subsequent eligible transaction.

Outstanding Equity Awards at 2012 Year-End

The following table sets forth information concerning outstanding equity awards for each of our Named Executive Officers as of December 25, 2012.

	Option Awards
Name	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date
Mark S. Mednansky	190,500	$13.00	7/26/22
Thomas J. Pennison, Jr.	85,000	$13.00	7/26/22
Thomas G. Dritsas	15,000	$13.00	7/26/22

(1)	In connection with our initial public offering, each executive was granted an option to purchase the number of shares set forth in the above table. Each of these awards will vest in four equal installments on July 26, 2013, July 26, 2014, July 26, 2015, and July 26, 2016, subject to the Named Executive Officer’s continued employment.

Nonqualified Deferred Compensation Plan

CCH maintains the Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan under which a select group of highly compensated management employees, generally employees who are at the level of district manager or above, may elect to defer a portion of their annual compensation, including base pay and/or bonuses. Employees who are eligible to participate in this plan are not eligible to participate in the Del Frisco’s Restaurant Group 401(k) Plan. The benefits under the deferred compensation plan are unfunded and evidenced by an account entry credited with the amount deferred each year plus earnings. However, all contributions by the employee and matching contributions by CCH are contributable to a grantor trust, which is invested in certain insurance policies. These assets, although not required by the plan, are segregated to pay benefits to the plan participants. In the event of CCH’s bankruptcy, these assets will be subject to the claims of CCH’s creditors. Each year, plan participants elect a percentage of pay they wish to defer for the following year. Additionally, CCH makes a matching contribution of 50% of a participant’s deferrals, up to the first 20% of a participant’s annual pay contributed to the plan. This matching contribution is also credited to a participant’s account under the plan. Matching contributions vest at a rate of 25% per year over four years. Participants may, consistent with applicable procedures, allocate the amount of deferral and Company contributions credited to their account to or between deemed investment alternatives offered by the plan for purposes of determining earnings on a participant’s account. The plan, however, has no obligation to actually invest any amounts in a participant’s account in these investment alternatives. Generally, a participant’s account balance will be distributed upon death, termination of employment, retirement or on a fixed date, subject to certain limitations. In addition, and in the sole discretion of the plan administration committee, a participant may receive a distribution of all or a portion of his or her account balance in the event of an unforeseen emergency. Each of our Named Executive Officers participated in the Nonqualified Deferred Compensation Plan in 2012. Matching contributions made by CCH in 2012 for each executive officer are set forth in footnote 4 to the “Summary Compensation Table” above.

Severance and Change of Control Arrangements

During fiscal 2012, Messrs. Mednansky, Pennison, and Dritsas were eligible for severance benefits consisting of base salary continuation for a specified period under certain termination scenarios, as described below.

Mr. Mednansky — Under Mr. Mednansky’s February 7, 2011 employment agreement, upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability and that occurs prior to a Change in Control, each as defined below, Mr. Mednansky is entitled to continue to receive his base monthly salary for a period of 12 months and payment of his medical premiums for 12 months for the medical coverage that was in effect under CCH’s benefit plans immediately prior to such termination or resignation, provided that he receives COBRA benefits during this period. Upon a termination without Cause or a resignation for Good Reason that occurs within 180 days following a Change in Control, Mr. Mednansky will be entitled to continue to receive his base monthly salary for a period of 18 months and payment of his medical premiums for 18 months for the medical coverage that was in effect under CCH’s benefit plans immediately prior to such termination or resignation, provided that he receives COBRA benefits during this period. All severance benefits payable upon a termination without Cause or a resignation for Good Reason are conditioned upon Mr. Mednansky’s execution of a separation agreement and general release of claims in favor of CCH and its affiliates.

Upon termination due to disability, Mr. Mednansky is entitled to receive 50% of his annual salary in addition to any disability insurance benefits received under CCH’s employee benefit plans, paid semi-monthly, in 12 equal installments.

CCH’s obligation to provide any of the severance benefits payable upon a termination without Cause, a resignation for Good Reason, or a termination due to disability will cease immediately in the event of Mr. Mednansky’s violation of the confidentiality, non-compete, or non-solicitation covenants contained in his employment agreement. In addition, Mr. Mednansky must repay CCH any such severance benefits received by him during the period of non-compliance with such confidentiality, non-compete and non-solicitation covenants, as determined by CCH in good faith.

Upon termination for any other reason, Mr. Mednansky is not entitled to any severance or other termination benefits, but only to payment of his accrued compensation through the date of termination.

For the purposes of Mr. Mednansky’s employment agreement:

•

“Cause” is defined as (i) a failure by Mr. Mednansky to substantially perform his material duties under his employment agreement or to devote his full time and effort to his position with CCH (other than as a result of death, injury, illness, or disability), which, if curable, is not cured within 30 days after receipt of written notice of such failure; (ii) failure by Mr. Mednansky to comply materially with all policies of CCH, which, if curable, is not cured within 30 days after receipt of written notice of such failure; (iii) commission by Mr. Mednansky of an illegal act or an act not within the ordinary course of his responsibilities that exposes CCH to a significant level of undue liability (explicitly excluding a use by the Company of Mr. Mednansky’s liquor license); (iv) Mr. Mednansky’s conviction or plea of guilty or nolo contendre to any felony; or (v) breach of the confidentiality or non-compete covenants contained in Mr. Mednansky’s employment agreement.

•

“Change in Control” is defined as either (i) the closing of a firm commitment underwritten public offering of common equity securities for gross cash proceeds to the issuer of at least $30,000,000, where the shares of the Company or CCH are listed on a national securities exchange or are quoted on NASDAQ; or (ii) the closing of a sale or transfer of all or substantially all of the assets of CCH in one or a series of transactions, the sale, exchange, or other disposition of a majority of the equity interests in the Company or CCH, or any transaction having similar effect (including, without limitation, a merger or consolidation), excluding certain sales or transfers within the Wagon’s controlled group.

•

“Good Reason” is defined as, without his consent, the relocation of his place of employment to a location more than 50 miles from his current location, a reduction in his base salary (other than a general cost reduction not exceeding 10%, that affects all salaried employees of CCH proportionally), a material breach by CCH of the employment agreement, or a material diminution in his title and/or duties, responsibilities or authority. Prior to any of the above qualifying as “Good Reason,” Mr. Mednansky must provide CCH with notice and a 30-day period to cure any of the above.

As of December 25, 2012, Mr. Mednansky held options to purchase 190,500 shares of common stock under the 2012 Plan. The vesting of these awards may be accelerated in connection with certain terminations following a Change of Control, as determined by the administrator of the 2012 Plan.

Mr. Pennison — Pursuant to his employment agreement with the Company, Mr. Pennison is entitled to similar severance and Change in Control benefits as those described and defined above with respect to Mr. Mednansky’s employment agreement.

As of December 25, 2012, Mr. Pennison held options to purchase 85,000 shares of common stock under the 2012 Plan. The vesting of these awards may be accelerated in connection with certain terminations following a Change of Control, as determined by the administrator of the 2012 Plan.

Mr. Dritsas — Pursuant to Mr. Dritsas’ January 4, 2012 employment agreement, he is entitled to certain payments if he is terminated without Cause, as defined below, before January 4, 2015. Upon a termination without Cause, not as a result of resignation, death or disability, and subject to his execution of a general release, Mr. Dritsas is entitled to continue to receive his base salary for a period of 12 months from the date of termination and to continued health benefits as he had enrolled and participated in prior to termination for a period of 12 months. Mr. Dritsas is not entitled to any severance or benefits other than the payment of accrued compensation through the date of termination if he is terminated for Cause, due to death or disability, or he resigns.

“Cause” is defined in Mr. Dritsas’ employment agreement as (i) a material breach by Mr. Dritsas of his employment obligations; (ii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against CCH or other conduct potentially harmful to CCH’s best interests; (iii) a material breach of confidentiality, non-disclosure, non-compete, or non-solicitation provisions contained in his employment agreement; (iv) Mr. Dritsas’ conviction, plea of guilty, no contest, or nolo contendre, deferred adjudication, or unadjudicated probation for any felony or any crime involving moral turpitude; (v) the failure of Mr. Dritsas to carry out or comply with, in any material respect, any lawful order of CCH; (vi) Mr. Dritsas’ unlawful use (including being under the influence) or possession of illegal drugs; (vii) Mr. Dristas’ disparagement of CCH or any of its affiliates or any employee, officer, director, member, manager, agent, or representative of CCH or any of its affiliates; or (viii) CCH is temporarily or permanently enjoined from employing Mr. Dristas, or a court of competent jurisdiction otherwise orders CCH to cease employing Mr. Dristas, or CCH determines in its reasonable discretion that it is in the best interests of CCH and/or its employees or members that Mr. Dristas’ employment with CCH should be terminated due to restrictions or covenants to which Mr. Dristas agreed with his former employer(s) and which may impact Mr. Dristas’ ability to be employed by CCH.

As of December 25, 2012, Mr. Dritsas held options to purchase 15,000 shares of common stock under the 2012 Plan. The vesting of these awards may be accelerated in connection with certain terminations following a change of control, as determined by the administrator of the 2012 Plan.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of the Record Date by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of April 17, 2013 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Ave., Suite 100, Southlake, TX 76092.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholders
LSF5 Wagon Holdings, LLC(1)	13,094,667	55.0%
Wellington Management Company, LLP(2)	1,343,156	5.6%

Named Executive Officers
Mark S. Mednansky	5,000	*
Thomas J. Pennison, Jr.	2,000	*
Thomas G. Dritsas	—	—
Directors
Norman J. Abdallah	—	—
David B. Barr	—	—
Bradley P. Boggess	—	—
Jodi L. Cason(3)	—	—
Richard L. Davis	—	—
John R. Kinzer	—	—
Jeffrey B. Ulmer	—	—
Samuel D. Loughlin	—	—
All executive officers and directors as a group (11 persons)	7,000	*

*	Less than one percent
(1)	LSF5 Wagon Holdings, LLC directly owns 13,094,667 shares of common stock. LSF5 Wagon Holdings, LLC, a Delaware limited liability company, is wholly-owned by LSF5 COI Holdings, LLC, a Delaware limited liability company, is controlled by Lone Star Fund V (U.S.) L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners V, L.P., a Bermuda limited partnership, which is controlled by Lone Star Management Co. V, Ltd., a Bermuda exempted limited company, which is controlled by its sole owner John P. Grayken. The address for all of these persons, other than Lone Star Partners V, L.P. and Lone Star Management Co. V, Ltd., is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The address for Lone Star Partners V, L.P. and Lone Star Management Co. V, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM11, Bermuda.
(2)

Information with respect to Wellington Management Company LLP is based solely on a review of the Schedule 13G filed with the SEC on February 14, 2013. According to this Schedule 13G, Wellington Management has shared voting power with respect to 797,300 shares of common stock, shared dispositive power with respect to 1,343,156 shares of common stock and sole voting power and sole dispositive power with respect to no shares of common stock. Wellington Management’s address is 280 Congress Street, Boston, Massachusetts 02210.
(3)	Ms. Cason owns interests in an entity which owns non-controlling interests in Wagon’s parent company and therefore expressly disclaims any beneficial ownership of interests in Wagon or our common stock owned by Wagon.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 25, 2012.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part I, Item 1 — Business, in the Company’s 2012 Annual Report on Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our initial public offering we implemented a written policy pursuant to which our Board of Directors will review and approve transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving any transaction with a related party, our Board of Directors will consider the material facts as to the related party’s relationship with the company or interest in the transaction. Related party transactions will not be approved unless the nominating and corporate governance committee has approved of the transaction. We did not have a formal review and approval policy for related party transactions at the time of any transaction described below.

Relationships with Lone Star Fund and its Affiliates

General — Lone Star Fund currently owns 55.0% of our outstanding common stock. For as long as Lone Star Fund and its affiliates continue to beneficially own shares of common stock representing more than a majority of the voting power of our common stock, they will be able to direct the election of all of the members of our Board of Directors, including the nominees up for election at the Annual Meeting, and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, Lone Star Fund will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

Lone Star Fund is not subject to any contractual obligations to retain its controlling interest, except that it has agreed pursuant to a lock-up agreement not to sell or otherwise dispose of any shares of common stock before June 5, 2013 without the prior written consent of the underwriters in the Company’s secondary public offering priced on March 7, 2013. Except for this brief period, there can be no assurance as to the period of time during which Lone Star Fund will maintain its beneficial ownership of our common stock. Following this brief period, Lone Star Fund will have rights to cause us to register its shares as described under “— Registration Rights Agreement” below.

Lease Guarantees — In December 2006, Lone Star Fund acquired Lone Star Steakhouse & Saloon, Inc., which owned the Del Frisco’s and Sullivan’s concepts. We refer to this transaction in this Proxy Statement as the Acquisition. In the Acquisition, Lone Star Fund acquired not only the Del Frisco’s and Sullivan’s concepts, but also the Texas Land & Cattle and Lone Star Steakhouse & Saloon concepts. Lone Star Fund spun-off the subsidiaries that operated the Texas Land & Cattle and Lone Star Steakhouse & Saloon concepts as part of the restructuring. These entities, which along with their affiliate companies, or collectively, the Casual Dining Companies, are wholly-owned by Lone Star Fund and are therefore considered related parties of us. We do not have any ownership interest in them and they do not have any ownership interest in us.

Prior to the Acquisition, the Company guaranteed certain leases entered into by various operating subsidiaries of Lone Star Steakhouse & Saloon, including certain of the Casual Dining Companies. The Company continues to be a guarantor for five of these leases, which expire at various times through 2016. These guarantees would require payment by the Company only in an event of default by the Casual Dining Company tenant if it failed to make the required lease payments or perform other obligations under a lease. At December 25, 2012, the maximum potential amount of future lease payments the Company could be required to make as a result of the guarantees was approximately $2.0 million.

Asset Advisory Agreement — In connection with the Acquisition, the Company entered into an arrangement with an affiliate of Lone Star Fund requiring the Company to reimburse the affiliate for the costs of certain services it provided to the Company. These services included financial analysis, real estate management, legal and other services. In 2012, the Company paid this affiliate of Lone Star Fund approximately $1.3 million for these services. The Company terminated this arrangement upon the consummation of its initial public offering and in connection therewith paid a one-time termination fee of $3.0 million to Lone Star Fund.

Transition Services Agreement — In connection with the initial public offering and the termination of the Asset Advisory Agreement we also entered into a transition services agreement with affiliates of Lone Star Fund pursuant to which we will be provided certain insurance management, legal and benefits administration services at a cost of $200, $500, and $200 per hour, respectively, on an actual hours incurred basis. In 2012, we paid an aggregate of approximately $0.1 million to an affiliate of Lone Star Fund under the transition services agreement.

Registration Rights Agreement — The Company entered into a registration rights agreement with Lone Star Fund in connection with our initial public offering. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star Fund. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star Fund if a registration statement for the resale of shares of common stock held by Lone Star Fund is not declared effective or if the effectiveness is not maintained. Currently, 13,244,667 shares of common stock will be entitled to these registration rights. Shares registered with the SEC pursuant to these registrations rights will be eligible for sale in the public markets, subject to the lock-up restrictions described under “— General” above.

Director Indemnification Agreements

The Company’s Bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

STOCKHOLDERS’ PROPOSALS

Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2014 annual meeting of stockholders must be submitted to the Company no earlier than January 21, 2014 and no later than February 20, 2014. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at its principle executive offices at Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake Texas 76092.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2014 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 19, 2013. If timely notice of a stockholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake Texas 76092, Attention: Investor Relations.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2012 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2012. A copy of the 2012 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. The Company will furnish without charge a copy of the 2012 Form 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on April 17, 2013. The Company will also furnish copies of any exhibits to the 2012 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake Texas 76092, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Thomas J. Pennison, Jr.

Chief Financial Officer

Southlake, Texas

April 18, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

DEL FRISCO’S RESTAURANT GROUP, INC.

May 21, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Proxy Statement and accompanying Annual Report to Stockholders are available at investor.dfrg.com/annuals.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

■	20330000000000000000 9			052113

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. To elect the three directors named in the Proxy Statement to hold office until the 2016 annual meeting;				2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Bradley P. Boggess O Samuel D. Loughlin O Jeffrey B. Ulmer
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

This proxy when properly executed will be voted as directed herein by the undersigned shareholder and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments of postponements thereof. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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DEL FRISCO’S RESTAURANT GROUP, INC.

Proxy for Annual Meeting of Stockholders on May 21, 2013 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Samuel D. Loughlin and Mark S. Mednansky, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc, to be held on Tuesday, May 21, 2013 at CityPlace Conference Center - Turtle Creek I meeting room, 2711 N. Haskell Avenue, Dallas, Texas 75204, and at any adjournments or postponements thereof, as stated on the reverse side. If you sign and return this proxy but no direction is made, this proxy will be voted FOR all nominees for director in Proposal 1, FOR Proposal 2 and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

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